Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (As Amended and Restated April 21, 2010) of our reports dated February 24, 2010, with respect to the consolidated financial statements of The Sherwin-Williams Company and the effectiveness of internal control over financial reporting of The Sherwin-Williams Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the financial statement schedule of The Sherwin-Williams Company included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
April 28, 2010